EXHIBIT 99.1

Contacts:

Ron Farnsworth	Bradley Howes
EVP/Chief Financial Officer	SVP/Director of Investor Relations
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4226
ronfarnsworth@umpquabank.com	bradhowes@umpquabank.com

UMPQUA REPORTS FOURTH QUARTER AND FULL-YEAR 2014 RESULTS

Full-year 2014 operating earnings1 of $1.08 per share, up 15% from $0.94 in 2013
Fourth quarter 2014 operating earnings1 of $59.4 million, or $0.27 per share
Credit quality, capital and liquidity all remained strong
Sterling integration remains on track

PORTLAND, Ore. – January 28, 2015 – Umpqua Holdings Corporation (NASDAQ: UMPQ) (the “Company”) reported net earnings available to common shareholders of $52.4 million for the fourth quarter of 2014, as compared to $58.8 million for the third quarter of 2014 and $25.1 million for the fourth quarter of 2013. Earnings per diluted common share were $0.24 for the fourth quarter of 2014, as compared to $0.27 for the third quarter of 2014 and $0.22 for the fourth quarter of 2013.

Operating earnings, which represent earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, and merger related expenses, net of tax, were $59.4 million for the fourth quarter of 2014, as compared to $65.1 million for the third quarter of 2014 and $27.9 million for the fourth quarter of 2013. Operating earnings per diluted common share were $0.27 for the fourth quarter of 2014, as compared to $0.30 for the third quarter of 2014 and $0.25 for the fourth quarter of 2013.

For the twelve months ended December 31, 2014, the Company reported net earnings available to common shareholders of $147.0 million, or $0.78 per diluted common share, as compared to $97.6 million, or $0.87 per diluted common share, for the year ended December 31, 2013. For the twelve months ended December 31, 2014, operating earnings1 were $202.4 million, or $1.08 per diluted common share, as compared to $105.7 million, or $0.94 per diluted common share, for the year ended December 31, 2013.

“2014 was a highly productive year for Umpqua in which the company delivered increased operating earnings and continued the organic growth of our loan and deposit portfolios, while maintaining strong credit quality, capital and liquidity levels to support future growth,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Most significantly, we closed on the largest acquisition in the company's history, and expect to complete the integration in the coming months. With the strength of Umpqua’s unique brand and value proposition, I look forward to capitalizing on the momentum we've built as we head into 2015.”

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Highlights:

•	Full-year 2014 operating earnings[1] of $202.4 million:

◦	Operating results reflect the acquisition of Sterling Financial beginning on April 19, 2014;

◦	Return on average assets (operating basis)[1] improved to 1.06%, from 0.92% in the prior year;

◦	Return on average tangible common equity (operating basis)[1] improved to 12.62%, from 10.60% in the prior year;

◦	Efficiency ratio (operating basis)[1] improved to 62.45%, from 66.74% in the prior year;

•	Fourth quarter 2014 operating earnings[1] of $59.4 million:

◦	Net interest income was up slightly from the prior quarter, while net interest margin decreased by 6 basis points from the prior quarter to 4.69%;

◦	Provision for loan and lease losses decreased by $9.1 million from the prior quarter, driven by an improvement in the credit quality of the loan and lease portfolio;

◦
Mortgage banking revenue decreased by $9.5 million from the prior quarter, driven by a higher mix of portfolio versus for sale mortgage production, along with lower gain on sale margins, and a larger loss from the change in the fair value of the MSR asset, consistent with the decline in mortgage interest rates;

◦	Other income decreased by $2.7 million from the prior quarter, driven by a lower level of portfolio loan sales;

◦
Non-interest expense (excluding merger-related expense) increased by $6.8 million from the prior quarter, driven by a $1.9 million increase in marketing expense to support new brand and growth campaigns, and a $3.3 million increase in net loss on other real estate owned;

•	Credit quality, capital and liquidity all remained strong:

◦	Net charge-offs to average loans and leases (annualized) decreased to 0.12%, from 0.14% in the prior quarter;

◦	Tangible book value per common share[1] increased to $8.80, as compared to $8.78 for the prior quarter and $8.49 for the same period in the prior year;

◦	Declared a dividend of $0.15 per common share; and

◦	Interest bearing cash increased to $1.3 billion, from $1.2 billion in the prior quarter.

Balance Sheet
Total consolidated assets were $22.6 billion as of December 31, 2014, as compared to $22.5 billion as of September 30, 2014 and $11.6 billion as of December 31, 2013. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $7.7 billion as of December 31, 2014, representing 34% of total assets and 46% of total deposits.

Gross loans and leases were $15.3 billion as of December 31, 2014, an increase of $68.5 million from September 30, 2014. During the quarter, the Company experienced a larger than expected level of early pay-offs within the loan portfolio, primarily the result of borrowers selling their business or refinances away to competitors at terms or prices the Company was unwilling to match. During the fourth quarter of 2014, the Company had loan sales of $65.4 million, including $47.3 million in portfolio residential mortgage loans and $16.7 million of government guaranteed loans.

Total deposits were $16.9 billion as of December 31, 2014, an increase of $164.5 million from September 30, 2014. This increase was driven primarily by an increase in interest-bearing demand and money market accounts, partially offset by a decrease in time deposits.

Net Interest Income
Net interest income was $228.0 million for the fourth quarter of 2014, up $2.3 million from the prior quarter and $117.9 million from the same period in the prior year. The increase from prior year was primarily driven by the acquisition of Sterling, along with continued organic loan growth. Net interest income for the fourth quarter of 2014 included

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

$21.6 million in interest income arising from the accretion of the credit discount recorded on the loans acquired from Sterling.

The Company’s net interest margin was 4.69% for the fourth quarter of 2014, down from 4.75% for the third quarter of 2014, but up from 4.29% for the fourth quarter of 2013. The decrease from the prior quarter was primarily driven by a higher balance of interest-bearing cash and a lower yield on interest-earning assets. The increase from the prior year was primarily driven by the acquisition of Sterling, a higher yield on interest-earning assets, and a lower cost of funds.

Credit Quality
Under purchase accounting rules, loans (including those considered non-performing) acquired from Sterling were recorded at their estimated fair value, and the related allowance for loan losses was eliminated. As a result, the Company wrote down the value of the non-covered loan and lease portfolio acquired from Sterling as of the acquisition date. The credit portion of the fair value mark is not reflected in the reported allowance for loan losses, or its related allowance coverage ratios, but should be considered when comparing the current quarter ratios to similar ratios in periods prior to the acquisition of Sterling.

Loans acquired with deteriorated credit quality are accounted for as purchased credit impaired pools.  Accordingly, loans included in the purchased credit impaired pools are not reported as non-performing loans based upon their individual performance status.

During the fourth quarter of 2014, the Company reported $21.6 million of accretion from the Sterling credit discount in interest income. As of December 31, 2014, the purchased non-credit impaired loans had approximately $122.4 million of remaining credit discount that will accrete into interest income over the life of the loans, and the purchased credit impairment loan pools had approximately $66.5 million of remaining total discount.

The allowance for non-covered loan losses was $108.9 million, or 0.72% of non-covered loans and leases, as of December 31, 2014. To provide better comparability to prior periods, this pro-forma ratio would have been approximately 2% after grossing up the allowance for loan losses and the non-covered loans and leases by the amount of the remaining credit mark remaining as of quarter-end. This compares to a ratio of approximately 2.1% as of September 30, 2014.

The provision for loan losses was $5.2 million for the fourth quarter of 2014, down from $14.3 million for the third quarter of 2014. The decrease from the prior quarter was driven by an increase in loan pay-offs during the quarter, as well as upgrades within the non-covered loan and lease portfolio, and an improvement in the performance of the Sterling acquired loan portfolio. For the fourth quarter of 2014, net charge-offs to average loans and leases (annualized) decreased to 0.12%, from 0.14% in the prior quarter.

Non-covered, non-performing assets were $95.5 million, or 0.42% of total assets, as of December 31, 2014, as compared to $81.6 million, or 0.36% of total assets, as of September 30, 2014. Non-covered loans past due 31 to 89 days were $24.7 million, or 0.16% of non-covered loans and leases, as of December 31, 2014, as compared to $34.0 million, or 0.23% of non-covered loans and leases, as of September 30, 2014. Non-covered restructured loans on accrual status were $54.8 million as of December 31, 2014, as compared to $63.5 million as of September 30, 2014.

Non-Interest Income
Total non-interest income was $49.8 million for the fourth quarter of 2014, down $12.1 million from the prior quarter but up $23.0 million from the same period in the prior year. The decrease from the prior quarter was primarily driven by lower mortgage banking revenue and a $2.7 million decline in other income, primarily from a lower level of portfolio loan sales. The increase from the prior year was primarily driven by the acquisition of Sterling.

Residential mortgage banking revenue, which includes revenue from the origination and sale of residential mortgage loans, revenue from the servicing of residential mortgage loans and changes to the fair value of the residential mortgage

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

servicing rights (“MSR”) asset, was down $9.5 million from the prior quarter, but up slightly from the same period in the prior year. Revenue from the origination and sale of residential mortgages decreased by $5.7 million from the prior quarter, driven by a higher mix of portfolio versus for sale mortgage production, along with lower gain on sale margins. Loss related to the change in fair value of the MSR was $8.2 million for the fourth quarter of 2014, a $3.9 million increase from a loss of $4.3 million in the prior quarter. The larger loss was driven by higher prepayment speeds associated with the decline in mortgage interest rates.

The Company’s gain on sale margin, as a percentage of residential mortgage for sale production, was 2.95% for the fourth quarter of 2014, down from 3.46% in the prior quarter. Of the current quarter’s mortgage production, 63% related to purchase activity, as compared to 71% for the prior quarter and 70% for the same period in the prior year.

As of December 31, 2014, the Company serviced $11.6 billion of residential mortgage loans for others, and its related MSR asset was valued at $117.3 million, or 1.01% of the total serviced portfolio principal balance. This compares to $11.3 billion of residential mortgage loans serviced for others as of September 30, 2014, with a related MSR asset of $118.7 million, or 1.05% of the total serviced portfolio principal balance. As of December 31, 2013, the Company serviced $4.4 billion of residential mortgage loans serviced for others, and its related MSR asset was valued at $47.8 million, or 1.09% of the total serviced portfolio principal balance.

Non-interest Expense
Non-interest expense was $190.9 million for the fourth quarter of 2014, which included $10.2 million of merger-related expenses. This compares to $182.6 million, including $8.6 million of merger-related expenses, for the third quarter of 2014 and $95.4 million, including $1.6 million of merger-related expenses, for the fourth quarter of 2013.

Excluding merger-related expenses, non-interest expense increased by $6.8 million from the prior quarter. This increase was primarily driven by a $3.3 million increase in loss on a real estate owned property and a $1.9 million increase in marketing expense to support new brand and growth campaigns.

The fourth quarter of 2014 non-interest expense run-rate does not reflect the full benefit of the anticipated Sterling merger cost synergies. Integration efforts continue to proceed as planned, with the previously announced 2014 store consolidations completed, and system conversions scheduled through early 2015. Cost synergies also remain on track to the previously announced target of $87 million (annualized), which is expected to be realized following system conversions.

Income taxes
The Company recorded a provision for income taxes of $29.2 million for the fourth quarter of 2014, representing an effective tax rate of 35.7% for the quarter, bringing the full-year effective tax rate for 2014 to 35.5%.

Capital
As of December 31, 2014, the Company’s tangible book value per common share1 was $8.80 and its ratio of tangible common equity to tangible assets1 was 9.33%, as compared to $8.78 and 9.24%, respectively, in the prior quarter.

The Company made no open market nor privately negotiated purchases of common stock under the Company’s previously announced share repurchase plan during the fourth quarter of 2014. The Company may repurchase up to 12.0 million of additional shares under this plan.

The Company’s estimated total risk-based capital ratio was 14.9% and its estimated Tier 1 common to risk weighted assets ratio was 11.3% as of December 31, 2014, as compared to 14.9% and 11.2%, respectively, as of September 30. 2014. The Company remains well above current “well-capitalized” regulatory minimums. The regulatory capital ratios as of December 31, 2014 are estimates, pending completion and filing of the Company’s regulatory reports.

On July 2, 2013, federal banking regulators approved the final proposed rules that revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (“Basel

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

III”). Under Basel III, the Company's combined trust preferred issuances must be phased out of Tier 1 and into Tier 2 capital (75% in 2015 and 100% in 2016). As of December 31, 2014, the total par value of trust preferred securities was $461.2 million. In addition, the Company is required under Basel III to exclude the entire deferred tax asset related to net operating losses (“NOLs”) from Tier 1 capital. As of December 31, 2014, the Company’s total net deferred tax asset was $229.5 million, and the portion related to NOLs was $196.3 million.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this document are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

The Company recognizes gains or losses on its junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, the Company incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, it may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of the Company’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. The Company defines operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter Ended					% Change
(Dollars in thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Net earnings available to common shareholders	$52,400	$58,847	$17,138	$18,651	$25,058	(11)%	109%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	953	955	821	325	332	0%	187%
Merger related expenses, net of tax (1)	6,038	5,274	35,926	5,073	2,502	14%	141%
Operating earnings	$59,391	$65,076	$53,885	$24,049	$27,892	(9)%	113%

Earnings per diluted share:
Earnings available to common shareholders	$0.24	$0.27	$0.09	$0.17	$0.22	(11)%	9%
Operating earnings	$0.27	$0.30	$0.27	$0.21	$0.25	(10)%	8%

	Twelve Months Ended		% Change
	Dec 31, 2014	Dec 31, 2013	Year over Year
Net earnings available to common shareholders	$147,036	$97,573	51%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	3,054	1,318	132%
Merger related expenses, net of tax (1)	52,311	6,820	nm
Operating earnings	$202,401	$105,711	91%

Earnings per diluted share:
Earnings available to common shareholders	$0.78	$0.87	(10)%
Operating earnings	$1.08	$0.94	15%

(1) Income tax effect of pro forma operating earnings adjustments at 40% for tax-deductible items.
nm = not meaningful.

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability to absorb potential losses. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Total shareholders' equity	$3,780,997	$3,752,508	$3,729,060	$1,734,476	$1,727,426
Subtract:
Goodwill and other intangible assets, net	1,842,958	1,845,242	1,842,670	775,488	776,683
Tangible common shareholders' equity	$1,938,039	$1,907,266	$1,886,390	$958,988	$950,743
Total assets	$22,613,274	$22,488,059	$22,042,229	$11,838,726	$11,636,112
Subtract:
Goodwill and other intangible assets, net	1,842,958	1,845,242	1,842,670	775,488	776,683
Tangible assets	$20,770,316	$20,642,817	$20,199,559	$11,063,238	$10,859,429
Common shares outstanding at period end	220,161,120	217,261,722	217,190,721	112,319,525	111,973,203
Tangible common equity ratio	9.33%	9.24%	9.34%	8.67%	8.75%
Tangible book value per common share	$8.80	$8.78	$8.69	$8.54	$8.49

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and nonprofits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Earnings Conference Call Information
The Company will host its fourth quarter 2014 earnings conference call on Thursday, January 29, 2015, at 10:00 a.m. PST (1:00 p.m. EST). During the call, the Company will provide an update on recent activities and discuss its fourth quarter and full-year 2014 financial results. There will be a live question-and-answer session following the presentation. To join the call, please dial (888) 554-1432 ten minutes prior to the start time and enter conference ID: 5266505. A re-broadcast will be available approximately two hours after the call by dialing (888) 203-1112 and entering conference ID 5266505. The earnings conference call will also be available as an audiocast, which can be accessed on the Company’s investor relations page at www.umpquaholdingscorp.com. A slide presentation to accompany the call will also be posted on the website before the call.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about growth and efficiency potential from the acquisition of Sterling Financial Corporation; the integration of the merger with Sterling Financial Corporation; timing and amount of merger-related synergies and timing of systems conversions; credit discount accretion related to the merger; and projected effective tax rate. Specific risks that could cause results to differ from forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the discounted cash flow model used to determine the fair value of subordinated debentures; prolonged low interest rate environment; unanticipated weakness in loan demand or loan pricing; deterioration in the economy; material reductions in revenue or material increases in expenses; lack of strategic growth opportunities or our failure to execute on those opportunities; our inability to effectively manage problem credits; certain loan assets becoming ineligible for loss sharing; unanticipated increases in the cost of deposits; the consequences of a phase-out of junior subordinated debentures

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

from Tier 1 capital; Umpqua’s ability to achieve the synergies and earnings accretion contemplated by the Sterling merger; Umpqua’s ability to promptly and effectively integrate the businesses of Sterling and Umpqua and timely complete system conversions; the diversion of management time on issues related to merger integration; changes in laws or regulations; and changes in general economic conditions.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Interest income:
Loans and leases	$226,853	$223,972	$208,992	$103,986	$106,362	1%	113%
Interest and dividends on investments:
Taxable	11,629	12,136	12,728	9,291	9,517	(4)%	22%
Exempt from federal income tax	2,746	2,790	2,697	2,112	2,173	(2)%	26%
Dividends	66	81	128	50	87	(19)%	(24)%
Temporary investments & interest bearing deposits	857	544	422	441	399	58%	115%
Total interest income	242,151	239,523	224,967	115,880	118,538	1%	104%
Interest expense:
Deposits	7,119	6,773	6,075	3,848	4,168	5%	71%
Repurchase agreements and fed funds purchased	48	54	203	41	42	(11)%	14%
Term debt	3,570	3,586	3,364	2,273	2,332	0%	53%
Junior subordinated debentures	3,399	3,394	3,066	1,880	1,922	0%	77%
Total interest expense	14,136	13,807	12,708	8,042	8,464	2%	67%
Net interest income	228,015	225,716	212,259	107,838	110,074	1%	107%
Provision for loan and lease losses	5,241	14,333	14,696	5,971	2,471	(63)%	112%
Non-interest income:
Service charges	15,472	16,090	15,371	7,767	8,108	(4)%	91%
Brokerage fees	4,960	4,882	4,566	3,725	3,584	2%	38%
Residential mortgage banking revenue, net	16,489	25,996	24,341	10,439	15,957	(37)%	3%
Net gain on investment securities	1,026	902	976	—	191	14%	437%
Loss on junior subordinated debentures carried at fair value	(1,589)	(1,590)	(1,369)	(542)	(554)	0%	187%
Change in FDIC indemnification asset	(1,982)	(2,728)	(5,601)	(4,840)	(5,708)	(27)%	(65)%
BOLI income	1,971	2,161	1,967	736	621	(9)%	217%
Other income	13,485	16,211	4,278	5,722	4,586	(17)%	194%
Total non-interest income	49,832	61,924	44,529	23,007	26,785	(20)%	86%
Non-interest expense:
Salaries and employee benefits	104,039	102,564	95,560	53,218	52,720	1%	97%
Net occupancy and equipment	32,987	33,029	28,746	16,501	16,254	0%	103%
Intangible amortization	3,102	3,103	2,808	1,194	1,186	0%	162%
FDIC assessments	3,522	3,038	2,575	1,863	1,922	16%	83%
Net loss (gain) on other real estate owned	3,609	313	258	(64)	1,397	nm	158%
Merger related expenses	10,171	8,632	57,531	5,983	1,639	18%	521%
Other expense	33,426	31,879	26,653	17,823	20,246	5%	65%
Total non-interest expense	190,856	182,558	214,131	96,518	95,364	5%	100%
Income before provision for income taxes	81,750	90,749	27,961	28,356	39,024	(10)%	109%
Provision for income taxes	29,204	31,760	10,740	9,592	13,754	(8)%	112%
Net income	52,546	58,989	17,221	18,764	25,270	(11)%	108%
Dividends and undistributed earnings allocated to participating securities	146	142	83	113	212	3%	(31)%
Net earnings available to common shareholders	$52,400	$58,847	$17,138	$18,651	$25,058	(11)%	109%

Weighted average basic shares outstanding	218,963	217,245	196,312	112,170	111,949	1%	96%
Weighted average diluted shares outstanding	219,974	218,941	197,638	112,367	112,214	0%	96%
Earnings per common share – basic	$0.24	$0.27	$0.09	$0.17	$0.22	(11)%	9%
Earnings per common share – diluted	$0.24	$0.27	$0.09	$0.17	$0.22	(11)%	9%
nm = not meaningful

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Twelve Months Ended		% Change
(In thousands, except per share data)	Dec 31, 2014	Dec 31, 2013	Year over Year
Interest income
Loans and leases	$763,803	$398,214	92%
Interest and dividends on investments:
Taxable	45,784	34,146	34%
Exempt from federal income tax	10,345	8,898	16%
Dividends	325	252	29%
Temporary investments & interest bearing deposits	2,264	1,336	69%
Total interest income	822,521	442,846	86%
Interest expense
Deposits	23,815	20,755	15%
Repurchase agreements and fed funds purchased	346	141	145%
Term debt	12,793	9,248	38%
Junior subordinated debentures	11,739	7,737	52%
Total interest expense	48,693	37,881	29%
Net interest income	773,828	404,965	91%
Provision for loan and lease losses	40,241	10,716	276%
Non-interest income
Service charges	54,700	30,952	77%
Brokerage fees	18,133	14,736	23%
Residential mortgage banking revenue, net	77,265	78,885	(2)%
Net gain on investment securities	2,904	209	nm
Loss on junior subordinated debentures carried at fair value	(5,090)	(2,197)	132%
Change in FDIC indemnification asset	(15,151)	(25,549)	(41)%
BOLI income	6,835	3,035	125%
Other income	39,696	21,370	86%
Total non-interest income	179,292	121,441	48%
Non-interest expense
Salaries and employee benefits	355,379	209,991	69%
Net occupancy and equipment	111,263	62,067	79%
Intangible amortization	10,207	4,781	113%
FDIC assessments	10,998	6,954	58%
Net loss on other real estate owned	4,116	1,248	230%
Merger related expenses	82,317	8,836	nm
Other expense	109,783	70,784	55%
Total non-interest expense	684,063	364,661	88%
Income before provision for income taxes	228,816	151,029	52%
Provision for income taxes	81,296	52,668	54%
Net income	147,520	98,361	50%
Dividends and undistributed earnings
allocated to participating securities	484	788	(39)%
Net earnings available to common shareholders	$147,036	$97,573	51%

Weighted average basic shares outstanding	186,550	111,938	67%
Weighted average diluted shares outstanding	187,544	112,176	67%
Earnings per common share – basic	$0.79	$0.87	(9)%
Earnings per common share – diluted	$0.78	$0.87	(10)%
nm = not meaningful

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)

						% Change
(In thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Assets:
Cash and due from banks	$282,455	$266,624	$347,152	$196,963	$178,685	6%	58%
Interest bearing deposits	1,322,214	1,176,599	492,739	887,620	611,224	12%	116%
Temporary investments	502	487	529	525	514	3%	(2)%
Investment securities:
Trading, at fair value	9,999	9,727	9,420	4,498	5,958	3%	68%
Available for sale, at fair value	2,298,555	2,400,061	2,588,969	1,701,730	1,790,978	(4)%	28%
Held to maturity, at amortized cost	5,211	5,356	5,519	5,465	5,563	(3)%	(6)%
Loans held for sale	286,802	265,800	328,968	73,106	104,664	8%	174%
Loans and leases	15,327,732	15,259,201	15,136,455	7,763,691	7,728,166	0%	98%
Allowance for loan and lease losses	(116,167)	(115,635)	(106,495)	(97,029)	(95,085)	0%	22%
Loans and leases, net	15,211,565	15,143,566	15,029,960	7,666,662	7,633,081	0%	99%
Restricted equity securities	119,334	120,759	122,194	29,948	30,685	(1)%	289%
Premises and equipment, net	317,834	314,364	310,407	180,199	177,680	1%	79%
Goodwill	1,786,225	1,785,407	1,779,732	764,304	764,305	0%	134%
Other intangible assets, net	56,733	59,835	62,938	11,184	12,378	(5)%	358%
Residential mortgage servicing rights, at fair value	117,259	118,725	114,192	49,220	47,765	(1)%	145%
Other real estate owned	37,942	34,456	27,982	23,780	23,935	10%	59%
FDIC indemnification asset	4,417	7,811	11,293	18,362	23,174	(43)%	(81)%
Bank owned life insurance	294,296	293,511	292,714	97,589	96,938	0%	204%
Deferred tax assets, net	229,520	250,910	259,993	11,393	16,627	(9)%	nm
Other assets	232,411	234,061	257,528	116,178	111,958	(1)%	108%
Total assets	$22,613,274	$22,488,059	$22,042,229	$11,838,726	$11,636,112	1%	94%
Liabilities:
Deposits	$16,892,099	$16,727,610	$16,323,000	$9,273,583	$9,117,660	1%	85%
Securities sold under agreements to repurchase	313,321	339,367	315,025	262,483	224,882	(8)%	39%
Term debt	1,006,395	1,057,140	1,057,915	250,964	251,494	(5)%	300%
Junior subordinated debentures, at fair value	249,294	247,528	246,077	87,800	87,274	1%	186%
Junior subordinated debentures, at amortized cost	101,576	101,657	101,737	101,818	101,899	0%	0%
Other liabilities	269,592	262,249	269,415	127,602	125,477	3%	115%
Total liabilities	18,832,277	18,735,551	18,313,169	10,104,250	9,908,686	1%	90%
Shareholders' equity:
Common stock	3,519,316	3,515,621	3,512,507	1,514,969	1,514,485	0%	132%
Retained earnings	249,613	230,302	204,109	219,686	217,917	8%	15%
Accumulated other comprehensive income (loss)	12,068	6,585	12,444	(179)	(4,976)	83%	nm
Total shareholders' equity	3,780,997	3,752,508	3,729,060	1,734,476	1,727,426	1%	119%
Total liabilities and shareholders' equity	$22,613,274	$22,488,059	$22,042,229	$11,838,726	$11,636,112	1%	94%

Common shares outstanding at period end	220,161,120	217,261,722	217,190,721	112,319,525	111,973,203	1%	97%
Book value per common share	$17.17	$17.27	$17.17	$15.44	$15.43	(1)%	11%
Tangible book value per common share	$8.80	$8.78	$8.69	$8.54	$8.49	0%	4%
Tangible equity - common	$1,938,039	$1,907,266	$1,886,390	$958,988	$950,743	2%	104%
Tangible common equity to tangible assets	9.33%	9.24%	9.34%	8.67%	8.75%	1%	7%
nm = not meaningful

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Loan & Lease Portfolio
(Unaudited)

(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Loans & leases:
Commercial real estate:
Non-owner occupied term, net	$3,290,610	$3,423,453	$3,517,328	$2,511,770	$2,535,162	(4)%	30%
Owner occupied term, net	2,633,864	2,682,870	2,714,319	1,331,969	1,309,400	(2)%	101%
Multifamily, net	2,638,618	2,565,711	2,506,864	428,489	441,208	3%	498%
Commercial construction, net	258,722	247,816	264,150	232,708	248,686	4%	4%
Residential development, net	81,846	76,849	94,857	96,723	95,699	7%	(14)%
Commercial:
Term, net	1,102,987	1,119,658	1,114,315	745,813	786,564	(1)%	40%
Lines of credit & other, net	1,322,722	1,344,741	1,330,771	1,015,251	994,058	(2)%	33%
Leases & equipment finance, net	523,114	492,221	463,784	388,418	361,591	6%	45%
Residential real estate:
Mortgage, net	2,233,735	2,102,333	1,976,934	672,845	619,517	6%	261%
Home equity lines & loans, net	852,478	836,054	817,391	287,491	283,906	2%	200%
Consumer & other, net	389,036	367,495	335,742	52,214	52,375	6%	643%
Total, net of deferred fees and costs	$15,327,732	$15,259,201	$15,136,455	$7,763,691	$7,728,166	0%	98%

Non-covered loans total	$15,063,221	$14,975,811	$14,830,345	$7,411,108	$7,354,403
Covered loans total	264,511	283,390	306,110	352,583	373,763
Total loans, net	$15,327,732	$15,259,201	$15,136,455	$7,763,691	$7,728,166

Loan & leases mix:
Commercial real estate:
Non-owner occupied term, net	20%	22%	23%	31%	32%
Owner occupied term, net	17%	18%	18%	17%	17%
Multifamily, net	17%	17%	17%	6%	6%
Commercial construction, net	2%	2%	2%	3%	3%
Residential development, net	1%	1%	1%	1%	1%
Commercial:
Term, net	7%	7%	7%	10%	10%
Lines of credit & other, net	9%	9%	9%	13%	13%
Leases & equipment finance, net	3%	3%	3%	5%	5%
Residential real estate:
Mortgage, net	15%	14%	13%	9%	8%
Home equity lines & loans, net	6%	5%	5%	4%	4%
Consumer & other, net	3%	2%	2%	1%	1%
Total	100%	100%	100%	100%	100%

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)

(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Deposits:
Demand, non-interest bearing	$4,744,804	$4,741,897	$4,363,710	$2,465,606	$2,436,477	0%	95%
Demand, interest bearing	2,054,994	1,942,792	1,869,626	1,182,634	1,233,070	6%	67%
Money market	6,113,138	5,998,339	5,973,197	3,526,368	3,349,946	2%	82%
Savings	971,185	952,122	912,073	578,238	560,699	2%	73%
Time	3,007,978	3,092,460	3,204,394	1,520,737	1,537,468	(3)%	96%
Total	$16,892,099	$16,727,610	$16,323,000	$9,273,583	$9,117,660	1%	85%

Total core deposits (1)	$14,808,765	$14,653,183	$14,171,946	$8,205,636	$8,052,280	1%	84%

Deposit mix:
Demand, non-interest bearing	28%	28%	26%	27%	26%
Demand, interest bearing	12%	12%	11%	13%	14%
Money market	36%	36%	37%	38%	37%
Savings	6%	6%	6%	6%	6%
Time	18%	18%	20%	16%	17%
Total	100%	100%	100%	100%	100%

Number of open accounts:
Demand, non-interest bearing	367,854	366,279	363,378	190,298	187,088
Demand, interest bearing	86,135	87,223	88,162	46,291	48,643
Money market	63,095	63,979	65,216	34,913	35,303
Savings	150,548	150,527	149,877	84,686	84,144
Time	53,530	54,565	56,285	22,755	23,688
Total	721,162	722,573	722,918	378,943	378,866

Average balance per account:
Demand, non-interest bearing	$12.9	$12.9	$12.3	$13.0	$13.0
Demand, interest bearing	23.9	22.3	21.2	25.5	25.3
Money market	96.9	93.8	91.6	101.0	94.9
Savings	6.5	6.3	6.1	6.8	6.7
Time	56.2	56.7	56.9	66.8	64.9
Total	$23.4	$23.2	$22.7	$24.5	$24.1

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Non-covered, non-performing assets:
Non-covered loans and leases on non-accrual status	$52,041	$42,397	$48,358	$37,884	$31,891	23%	63%
Non-covered loans and leases past due 90+ days & accruing	7,512	7,416	4,919	2,269	3,430	1%	119%
Total non-performing loans and leases	59,553	49,813	53,277	40,153	35,321	20%	69%
Non-covered other real estate owned	35,989	31,753	26,172	22,034	21,833	13%	65%
Total	$95,542	$81,566	$79,449	$62,187	$57,154	17%	67%

Non-covered performing restructured loans and leases	$54,836	$63,507	$67,464	$67,897	$68,791	(14)%	(20)%
Non-covered loans and leases past due 31-89 days	$24,659	$34,025	$28,913	$29,416	$15,290	(28)%	61%
Non-covered loans and leases past due 31-89 days to non-covered loans and leases	0.16%	0.23%	0.19%	0.40%	0.21%
Non-covered, non-performing loans and leases to non-covered loans and leases	0.40%	0.33%	0.36%	0.54%	0.48%
Non-covered, non-performing assets to total assets	0.42%	0.36%	0.36%	0.53%	0.49%

Covered non-performing assets:
Covered loans and leases on non-accrual status	$—	$—	$—	$—	$—	nm	nm
Total non-performing loans and leases	—	—	—	—	—	nm	nm
Covered other real estate owned	1,953	2,703	1,810	1,746	2,102	(28)%	(7)%
Total	$1,953	$2,703	$1,810	$1,746	$2,102	(28)%	(7)%

Covered non-performing loans and leases to covered loans and leases	—%	—%	—%	—%	—%
Covered non-performing assets to total assets	0.01%	0.01%	0.01%	0.01%	0.02%

Total non-performing assets:
Loans and leases on non-accrual status	$52,041	$42,397	$48,358	$37,884	$31,891	23%	63%
Loans and leases past due 90+ days & accruing	7,512	7,416	4,919	2,269	3,430	1%	119%
Total non-performing loans and leases	59,553	49,813	53,277	40,153	35,321	20%	69%
Other real estate owned	37,942	34,456	27,982	23,780	23,935	10%	59%
Total	$97,495	$84,269	$81,259	$63,933	$59,256	16%	65%

Non-performing loans and leases to loans and leases	0.39%	0.33%	0.35%	0.52%	0.46%
Non-performing assets to total assets	0.43%	0.37%	0.37%	0.54%	0.51%
nm = not meaningful

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Credit Quality – Allowance for Loan and Lease Losses
(Unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Allowance for non-covered credit losses:
Balance beginning of period	$107,807	$97,995	$86,709	$85,314	$84,694
Provision for non-covered loan and lease losses	4,844	14,431	15,399	5,400	3,840	(66)%	26%
Charge-offs	(7,886)	(6,743)	(5,814)	(5,565)	(11,349)	17%	(31)%
Recoveries	4,140	2,124	1,701	1,560	8,129	95%	(49)%
Net charge-offs	(3,746)	(4,619)	(4,113)	(4,005)	(3,220)	(19)%	16%
Total allowance for non-covered loan and lease losses	108,905	107,807	97,995	86,709	85,314	1%	28%
Reserve for unfunded commitments	3,539	4,388	4,845	1,417	1,436	(19)%	146%
Total allowance for non-covered credit losses	$112,444	$112,195	$102,840	$88,126	$86,750	0%	30%

Net charge-offs to average non-covered loans and leases (annualized)	0.10%	0.12%	0.12%	0.22%	0.18%
Recoveries to gross charge-offs	52.50%	31.50%	29.26%	28.03%	71.63%
Allowance for non-covered loan and lease losses to non-covered loans and leases	0.72%	0.72%	0.66%	1.17%	1.16%
Allowance for non-covered credit losses to non-covered loans and leases	0.75%	0.75%	0.69%	1.19%	1.18%

Allowance for covered credit losses:
Balance beginning of period	$7,828	$8,500	$10,320	$9,771	$11,918
Provision for (recapture of)covered loan and lease losses	397	(98)	(703)	571	(1,369)	nm	nm
Charge-offs	(1,202)	(781)	(1,518)	(669)	(1,387)	54%	(13)%
Recoveries	239	207	401	647	609	15%	(61)%
Net charge-offs	(963)	(574)	(1,117)	(22)	(778)	68%	24%
Total allowance for covered loan and lease losses	$7,262	$7,828	$8,500	$10,320	$9,771	(7)%	(26)%

Net charge-offs to average covered loans and leases (annualized)	1.43%	0.80%	1.41%	0.03%	0.83%
Recoveries to gross charge-offs	19.88%	26.50%	26.42%	96.71%	43.91%
Allowance for covered loan and lease losses to covered loans and leases	2.75%	2.76%	2.78%	2.93%	2.61%

nm = not meaningful

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Credit Quality – Allowance for Loan and Lease Losses
(Unaudited)
	Quarter Ended					% Change
	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Allowance for loan and lease losses:
Balance beginning of period	$115,635	$106,495	$97,029	$95,085	$96,612
Provision for loan and lease losses	5,241	14,333	14,696	5,971	2,471	(63)%	112%
Charge-offs	(9,088)	(7,524)	(7,332)	(6,234)	(12,736)	21%	(29)%
Recoveries	4,379	2,331	2,102	2,207	8,738	88%	(50)%
Net charge-offs	(4,709)	(5,193)	(5,230)	(4,027)	(3,998)	(9)%	18%
Total allowance for loan and lease losses	116,167	115,635	106,495	97,029	95,085	0%	22%
Reserve for unfunded commitments	3,539	4,388	4,845	1,417	1,436	(19)%	146%
Total allowance for credit losses	$119,706	$120,023	$111,340	$98,446	$96,521	0%	24%

Net charge-offs to average loans and leases (annualized)	0.12%	0.14%	0.15%	0.21%	0.21%
Recoveries to gross charge-offs	48.18%	30.98%	28.67%	35.40%	68.61%
Allowance for loan and lease losses to loans and leases	0.76%	0.76%	0.70%	1.25%	1.23%
Allowance for credit losses to loans and leases	0.78%	0.79%	0.74%	1.27%	1.25%

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Credit Quality – Allowance for Loan and Lease Losses
(Unaudited)
	Twelve months ended		% Change
(Dollars in thousands)	Dec 31, 2014	Dec 31, 2013	Year over Year
Allowance for non-covered credit losses:
Balance beginning of period	$85,314	$85,391
Provision for non-covered loan and lease losses	40,074	16,829	138%
Charge-offs	(26,008)	(30,995)	(16)%
Recoveries	9,525	14,089	(32)%
Net charge-offs	(16,483)	(16,906)	(3)%
Total allowance for non-covered loan and lease losses	108,905	85,314	28%
Reserve for unfunded commitments	3,539	1,436	146%
Total allowance for non-covered credit losses	$112,444	$86,750	30%

Net charge-offs to average non-covered loans and leases	0.13%	0.24%
Recoveries to gross charge-offs	36.62%	45.46%
Allowance for non-covered loan losses to covered loans and leases	0.72%	1.16%
Allowance for non-covered credit losses to covered loans and leases	0.75%	1.18%

Allowance for covered credit losses:
Balance beginning of period	$9,771	$18,275
Provision for (recapture of) covered loan and lease losses	167	(6,113)	(103)%
Charge-offs	(4,170)	(4,503)	(7)%
Recoveries	1,494	2,112	(29)%
Net charge-offs	(2,676)	(2,391)	12%
Total allowance for covered loan and lease losses	$7,262	$9,771	(26)%

Net charge-offs to average covered loans and leases	0.88%	0.57%
Recoveries to gross charge-offs	35.83%	46.90%
Allowance for covered loan losses to covered loans and leases	2.75%	2.61%

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Credit Quality – Allowance for Loan and Lease Losses
(Unaudited)
	Twelve months ended		% Change
(Dollars in thousands)	Dec 31, 2014	Dec 31, 2013	Year over Year
Balance beginning of period	$95,085	$103,666
Provision for loan and lease losses	40,241	10,716	276%
Charge-offs	(30,178)	(35,498)	(15)%
Recoveries	11,019	16,201	(32)%
Net charge-offs	(19,159)	(19,297)	(1)%
Total allowance for loan and lease losses	116,167	95,085	22%
Reserve for unfunded commitments	3,539	1,436	146%
Total allowance for credit losses	$119,706	$96,521	24%

Net charge-offs to average loans and leases (annualized)	0.15%	0.26%
Recoveries to gross charge-offs	36.51%	45.64%
Allowance for loan losses to loans and leases	0.76%	1.23%
Allowance for credit losses to loans and leases	0.78%	1.25%

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Quarter Ended					% Change
	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Average Rates:
Yield on loans and leases	5.79%	5.74%	6.04%	5.40%	5.43%	0.05	0.36
Yield on taxable investments	2.16%	2.12%	2.29%	2.39%	2.31%	0.04	(0.15)
Yield on tax-exempt investments (1)	5.09%	5.12%	5.19%	5.54%	5.56%	(0.03)	(0.47)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.25%	0.25%	0.25%	—	—
Total yield on earning assets (1)	4.98%	5.04%	5.30%	4.60%	4.61%	(0.06)	0.37

Cost of interest bearing deposits	0.23%	0.22%	0.22%	0.23%	0.25%	0.01	(0.02)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.06%	0.07%	0.25%	0.07%	0.07%	(0.01)	(0.01)
Cost of term debt	1.41%	1.35%	1.45%	3.67%	3.68%	0.06	(2.27)
Cost of junior subordinated debentures	3.86%	3.87%	3.87%	4.03%	4.04%	(0.01)	(0.18)
Total cost of interest bearing liabilities	0.41%	0.40%	0.41%	0.44%	0.46%	0.01	(0.05)

Net interest spread (1)	4.57%	4.64%	4.90%	4.16%	4.15%	(0.07)	0.42
Net interest margin – Consolidated (1)	4.69%	4.75%	5.01%	4.28%	4.29%	(0.06)	0.40
Net interest margin – Bank (1)	4.75%	4.82%	5.07%	4.35%	4.35%	(0.07)	0.40

As reported (GAAP):
Return on average assets	0.92%	1.05%	0.34%	0.65%	0.86%	(0.13)	0.06
Return on average tangible assets	1.00%	1.15%	0.37%	0.70%	0.92%	(0.15)	0.08
Return on average common equity	5.59%	6.29%	2.05%	4.35%	5.73%	(0.70)	(0.14)
Return on average tangible common equity	11.08%	12.48%	4.06%	7.86%	10.38%	(1.40)	0.70
Efficiency ratio – Consolidated	68.34%	63.15%	82.94%	73.15%	69.12%	5.19	(0.78)
Efficiency ratio – Bank	66.34%	61.68%	81.37%	71.18%	67.30%	4.66	(0.96)

Operating basis (non-GAAP): (2)
Return on average assets	1.04%	1.16%	1.08%	0.84%	0.95%	(0.12)	0.09
Return on average tangible assets	1.13%	1.27%	1.18%	0.90%	1.02%	(0.14)	0.11
Return on average common equity	6.33%	6.95%	6.45%	5.61%	6.38%	(0.62)	(0.05)
Return on average tangible common equity	12.55%	13.80%	12.76%	10.13%	11.56%	(1.25)	0.99
Efficiency ratio – Consolidated	64.33%	59.83%	60.33%	68.34%	67.66%	4.50	(3.33)
Efficiency ratio – Bank	62.71%	58.70%	59.15%	66.60%	66.10%	4.01	(3.39)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Twelve Months Ended		% Change
	Dec 31, 2014	Dec 31, 2013	Year over Year
Average Rates:
Yield on loans and leases	5.78%	5.31%	0.47
Yield on taxable investments	2.22%	1.76%	0.46
Yield on tax-exempt investments (1)	5.20%	5.46%	(0.26)
Yield on temporary investments & interest bearing cash	0.25%	0.26%	(0.01)
Total yield on earning assets (1)	5.02%	4.38%	0.64

Cost of interest bearing deposits	0.23%	0.31%	(0.08)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.11%	0.08%	0.03
Cost of term debt	1.57%	3.66%	(2.09)
Cost of junior subordinated debentures	3.89%	4.09%	(0.20)
Total cost of interest bearing liabilities	0.41%	0.51%	(0.10)

Net interest spread (1)	4.61%	3.87%	0.74
Net interest margin – Consolidated (1)	4.73%	4.01%	0.72
Net interest margin – Bank (1)	4.79%	4.08%	0.71

As reported (GAAP):
Return on average assets	0.77%	0.85%	(0.08)
Return on average tangible assets	0.83%	0.91%	(0.08)
Return on average common equity	4.69%	5.64%	(0.95)
Return on average tangible common equity	9.16%	9.78%	(0.62)
Efficiency ratio – Consolidated	71.37%	68.68%	2.69
Efficiency ratio – Bank	69.64%	66.54%	3.10

Operating basis (non-GAAP): (2)
Return on average assets	1.06%	0.92%	0.14
Return on average tangible assets	1.15%	0.98%	0.17
Return on average common equity	6.45%	6.11%	0.34
Return on average tangible common equity	12.62%	10.60%	2.02
Efficiency ratio – Consolidated	62.45%	66.74%	(4.29)
Efficiency ratio – Bank	61.07%	64.86%	(3.79)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation Average Balances
(Unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Temporary investments & interest bearing cash	$1,368,726	$849,399	$672,587	$705,974	$625,405	61%	119%
Investment securities, taxable	2,169,504	2,307,732	2,242,414	1,562,849	1,664,716	(6)%	30%
Investment securities, tax-exempt	326,858	330,902	315,488	231,520	236,552	(1)%	38%
Loans held for sale	255,830	274,834	211,694	77,234	89,553	(7)%	186%
Loans and leases	15,300,425	15,200,893	13,673,887	7,732,539	7,676,770	1%	99%
Total interest earning assets	19,421,343	18,963,760	17,116,070	10,310,116	10,292,996	2%	89%
Goodwill & other intangible assets, net	1,844,084	1,841,668	1,656,687	776,006	777,188	0%	137%
Total assets	22,625,461	22,220,999	20,036,742	11,638,357	11,624,424	2%	95%

Non-interest bearing demand deposits	4,836,517	4,558,672	3,963,233	2,414,001	2,452,554	6%	97%
Interest bearing deposits	12,153,481	11,948,731	10,948,991	6,696,029	6,661,933	2%	82%
Total deposits	16,989,998	16,507,403	14,912,224	9,110,030	9,114,487	3%	86%
Interest bearing liabilities	13,833,126	13,681,205	12,521,219	7,376,780	7,326,763	1%	89%

Shareholders’ equity - common	3,721,003	3,712,813	3,350,836	1,738,680	1,734,583	0%	115%
Tangible common equity (1)	1,876,919	1,871,145	1,694,149	962,674	957,395	0%	96%

Umpqua Holdings Corporation Average Balances
(Unaudited)
	Twelve Months Ended		% Change
(Dollars in thousands)	Dec 31, 2014	Dec 31, 2013	Year over Year
Temporary investments & interest bearing cash	$900,851	$519,000	74%
Investment securities, taxable	2,072,936	1,952,611	6%
Investment securities, tax-exempt	301,535	247,010	22%
Loans held for sale	205,580	138,383	49%
Loans and leases	13,003,762	7,367,602	76%
Total interest earning assets	16,484,664	10,224,606	61%
Goodwill & other intangible assets, net	1,533,403	731,525	110%
Total assets	19,169,098	11,507,688	67%

Non-interest bearing demand deposits	3,951,429	2,284,996	73%
Interest bearing deposits	10,455,902	6,772,677	54%
Total deposits	14,407,331	9,057,673	59%
Interest bearing liabilities	11,875,802	7,392,348	61%

Shareholders’ equity - common	3,137,858	1,729,083	81%
Tangible common equity (1)	1,604,455	997,558	61%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Reports Fourth Quarter and Full-Year 2014 Results
January 28, 2015

Umpqua Holdings Corporation Residential Mortgage Banking Activity
(unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Seq. Quarter	Year over Year
Residential mortgage servicing rights:
Residential mortgage loans serviced for others	$11,590,310	$11,300,947	$10,838,313	$4,496,662	$4,362,499	3%	166%
MSR asset, at fair value	117,259	118,725	114,192	49,220	47,765	(1)%	145%
MSR as % of serviced portfolio	1.01%	1.05%	1.05%	1.09%	1.09%
Residential mortgage banking revenue:
Origination and sale	$18,378	$24,097	$22,142	$8,421	$9,915	(24)%	85%
Servicing	6,306	6,178	5,359	2,970	2,911	2%	117%
Change in fair value of MSR asset	(8,195)	(4,279)	(3,160)	(952)	3,131	92%	nm
Total	$16,489	$25,996	$24,341	$10,439	$15,957	(37)%	3%

Closed loan volume:
Closed loan volume - total	$941,912	$988,031	$894,955	$293,175	$359,569	(5)%	162%
Closed loan volume - for sale	$622,133	$695,877	$623,727	$204,356	$271,541	(11)%	129%

Gain on sale margin:
Based on total volume	1.95%	2.44%	2.47%	2.87%	2.76%	(0.49)	(0.81)
Based on for sale volume	2.95%	3.46%	3.55%	4.12%	3.65%	(0.51)	(0.70)

	Twelve Months Ended		% Change
	Dec 31, 2014	Dec 31, 2013	Year over Year
Residential mortgage banking revenue:
Origination and sale	$73,038	$66,117	10%
Servicing	20,813	10,395	100%
Change in fair value of MSR asset	(16,586)	2,373	(799)%
Total	$77,265	$78,885	(2)%

Closed loan volume:
Closed loan volume - total	$3,118,073	$1,930,877	61%
Closed loan volume - for sale	2,146,828	1,599,683	34%

Gain on sale margin:
Based on total volume	2.34%	3.42%	(1.08)
Based on for sale volume	3.40%	4.13%	(0.73)

nm = not meaningful

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